Exhibit 3.3

Filed: 12/27/2000 CID: 1993-00283347 WY Secretary of State Doc. ID: 2000-00411797

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TANISYS TECHNOLOGY, INC.

Tanisys Technology, Inc., a corporation organized and existing under the laws of the State of Wyoming, hereby certifies as follows:

A.	The name of the Corporation is TANISYS TECHNOLOGY, INC. The date of filing of its Articles of Continuance with the Secretary of State was June 30, 1993, which Articles of Continuance were subsequently amended by (i) Articles of Amendment to Articles of Continuance filed with the Secretary of State on July 11, 1994, (ii) Articles of Amendment filed with the Secretary of State on April 28, 1995, (iii) Articles of Amendment filed with the Secretary of State on April 15, 1996, (iv) Articles of Amendment filed with the Secretary of State on June 30, 1998 and (v) Articles of Amendment filed with the Secretary of State on May 24, 2000.

B.	These Amended and Restated Articles of Incorporation restate the provisions of the Articles of Incorporation, integrating all amendments filed with the Secretary of State since the filing of the Articles of Continuance. Further, these Amended and Restated Articles of Incorporation contain an amendment to Article 9 (now Article 4) eliminating the 5% Series A Convertible Preferred Stock.

C.	The amendment to Article 9 and the adoption of these Amended and Restated Articles of Incorporation were approved by resolution of the Board of Directors of the Corporation duly adopted by unanimous written consent on December 19, 2000 in accordance with the provisions of Sections 17-16-1006 and 17-16-1007 of the Wyoming Business Corporation Act and shall become effective upon filing with the Secretary of State.

D.	The text of the Amended and Restated Articles of Incorporation is as follows:

1.	The name of the Corporation is:

TANISYS TECHNOLOGY, INC.

2.	It was incorporated under the laws of the Province of British Columbia on January 27, 1984 and registered and continued in the State of Wyoming on June 30, 1993, and the period of its duration is perpetual.

3.	The purpose or purposes of the corporation which it proposed to pursue in the transaction of business in this state is:

Developing, manufacturing and marketing computer hardware and software.

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4.	A.	The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

Number of Shares	Class	Par Value per Share

50,000,000	Common	No par value
10,000,000	Preferred	$1.00

To the fullest extent permitted by law, the board of directors shall have the authority, by resolution, to create and issue such series of preferred stock and to fix with respect to any such series the number of shares of preferred stock comprising such series and the powers, designations, preferences and rights (and the qualifications, limitations and restrictions thereof) of the shares of such series.

B.	Effective May 24, 2000, all outstanding shares of Common Stock shall be reverse split on a one-for-two basis so that each share of Common Stock issued and outstanding immediately prior to the effective date shall automatically be converted into and reconstituted as one half of a share of Common Stock (“Reverse Split”). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible by two will receive one additional share of Common Stock for the fractional share such shareholder would otherwise be entitled to as a result of the Reverse Split.

5.	No director shall be personally liable to the Corporation or any shareholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 17-16-834 of the Wyoming Business Corporation Act or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its shareholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, (iv) shall have derived an improper personal benefit, or (v) shall have voted for or assented to a distribution made in violation of Section 17-16-640 of the Wyoming Business Corporation Act or the articles of incorporation of the Company if it is established that he did not perform his duties in compliance with Section 17-16-830 of the Wyoming Business Corporation Act.

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6.	The members of the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the corporation’s bylaws, one class to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1997, another to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1998, and another to hold office initially for a term expiring at the Annual General Meeting of Shareholders to be held in 1999, with the members of each new class to hold office until their successors have been duly elected and have qualified. At each Annual General Meeting of Shareholders of the corporation, the successors to the class of directors whose term expires at the meeting shall be elected to hold office for a term expiring at the Annual General Meeting held in the third year following the year of their election.

IN WITNESS WHEREOF, TANISYS TECHNOLOGY, INC. has caused its corporate seal to be hereunto fixed and this Certificate to be signed by Charles T. Comiso, its Chief Executive Officer and President, this 19th day of December, 2000.

TANISYS TECHNOLOGY, INC. By: /s/ Charles T. Comiso —————————————— Name: Charles T. Comiso Title: Chief Executive Officer and President

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